Exhibit 10.16

Execution Copy

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 28, 2003 (the “Effective Date”), is entered into by and among TDK Mediactive, Inc. (formerly known as Sound Source Interactive, Inc.), a Delaware corporation (“TMI/DE”) and TDK Mediactive, Inc. (formerly known as Sound Source Interactive, Inc.), a California corporation (“TMI/CA”) (TMI/DE and TMI/CA collectively, “Employer”), and Vincent J. Bitetti (“Executive”).

R E C I T A L S

WHEREAS, Executive has served as Chief Executive Officer of Employer since 1988;

WHEREAS, Employer and Executive entered into that certain Employment Agreement dated as of November 27, 2000 (the “Prior Agreement”);

WHEREAS, Employer and Executive mutually desire to enter into this Agreement and thereby amend and restate the Prior Agreement in its entirety;

WHEREAS, Executive continues to possess an intimate knowledge of the business and affairs of Employer, its policies, methods, personnel, opportunities and problems;

WHEREAS, Employer desires to assure itself of Executive’s continued employment by Employer and to compensate him for such efforts; and

WHEREAS, Executive is desirous of committing himself to serve Employer on the terms herein provided.

A G R E E M E N T

NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto hereby agree as follows:

1. Employment; Certain Obligations of Executive.

(a) Employment Position. Executive is hereby employed as the Chief Executive Officer of Employer. Executive, subject to the direction and control of the Board of Directors of Employer (the “Board”), shall have all the duties typical of a chief executive officer, as those duties may from time to time be established, changed, increased or decreased by the Board. Executive shall also have such other powers and duties as may be from time to time assigned to him by the Board; provided, however, that in no event shall the Board require Executive to perform duties not in keeping with his position as an executive officer of Employer. Executive hereby accepts such employment, all subject to the terms and conditions herein contained.

(b) Full time and Attention. Executive hereby agrees that during the period of his employment hereunder he shall devote substantially all of his business time, attention and skills to the business and affairs of Employer and its subsidiaries during the normal business hours of Employer. Notwithstanding the foregoing, Executive may engage in activities permitted by Section 8(b), subject to the limitations set forth in such Section.

(c) Key Man Life Insurance. If requested by Employer, Executive shall cooperate with Employer to secure a key man life insurance policy or policies on the life of Executive, naming Employer as beneficiary, in such amount or amounts as determined by Employer in its discretion.

2. Place Of Performance. In connection with his employment by Employer, Executive shall be based at Employer’s principal executive offices.

3. Compensation.

(a) Base Salary. Employer shall pay to Executive, and Executive shall accept, for all services which may be rendered by him pursuant to this Agreement, a base salary (“Base Salary”) as hereinafter set forth, payable in accordance with Employer’s payroll practices as from time to time in effect. The initial Base Salary of Executive hereunder shall be $326,240 for the one-year period commencing on November 1, 2002 (the “Salary Effective Date”). Upon the first anniversary date of the Salary Effective Date, Executive’s Base Salary shall be increased by an amount equal to the Base Salary then in effect multiplied by a fraction, the numerator of which shall be the difference between (a) the Consumer Price Index (as hereinafter defined) as of the first anniversary of the Salary Effective Date and (b) the Consumer Price Index as of the Salary Effective Date, and the denominator of which shall be the Consumer Price Index as of the Salary Effective Date; provided, however, that the “fraction” set forth in this sentence shall never be zero or less.

In addition to the above, on or prior to the first anniversary date of the Salary Effective Date, the Base Salary for the following one-year period may, in the sole discretion of the Board, be increased in excess of the amount of any Consumer Price Index adjustment hereunder, based upon an evaluation of the performance of Executive during the prior one-year period.

For purposes of this Agreement, the “Consumer Price Index” as of any particular date means the Consumer Price Index for the Major Metropolitan Area of Los Angeles-Riverside-Orange County, California, as reported in the Monthly Labor Review (published by the Bureau of Labor Statistics of the United States Department of Labor) in respect of the month immediately preceding such particular date. In the event that the Consumer Price index is not available, a successor or substitute index shall be used for the computations herein set forth as determined in the good faith judgment of the Board. In the event that the Consumer Price Index or such successor or substitute index is not published, a reliable governmental or other nonpartisan publication evaluating the information theretofore used in determining the Consumer Price Index shall be used for the computations herein set forth, as determined in the good faith judgment of the Board.

Notwithstanding the foregoing, if the Board determines in its good faith judgment that Employer’s financial condition necessitates the imposition of a salary reduction on all executive employees of Employer, then the Board, pursuant to a resolution duly adopted thereby, on not more than one occasion, may reduce Executive’s Base Salary by a percentage equal to the percentage reduction imposed on each of the other executive employees of Employer, provided, however, that the amount of such reduction shall not exceed 10% of the Base Salary in effect immediately prior to such reduction. In such case, the Board will review the Company’s performance on a regular basis to determine if and when the salaries can be returned to their previously existing levels. The Board will consider other forms of compensation, such as option grants, if deemed appropriate in light of the Company’s performance.

(b) Bonus. Employer shall pay Executive bonus compensation in addition to Executive’s Base Salary based upon the Compensation Committee’s evaluation of his performance. In no event shall the aggregate amount of bonuses payable under this paragraph exceed $150,000 in any full one-year period of the Agreement. This additional compensation shall be determined on an annual basis at the close of Employer’s fiscal year and paid to Executive within ten days of completion of the annual audit for the fiscal year in question.

(c) Stock Options. Executive shall be granted, as of the Effective Date, options to purchase 500,000 shares of the common stock of TMI/DE pursuant to the 1995 Stock Option Plan of TMI/DE. The purchase price of the common stock covered by the foregoing options shall be fixed as of January 28, 2003, which is the date that such grant was approved by the Compensation Committee of Employer’s Board of Directors, in accordance with the provisions of such stock option plan. Such options shall vest as set forth below:

Options to purchase 125,000 shares shall vest as of January 28, 2003.

Options to purchase 125,000 shares shall vest as of January 28, 2004

Options to purchase 125,000 shares shall vest as of January 28, 2005.

Options to purchase 125,000 shares shall vest as of January 28, 2006.

Upon the occurrence of any Change of Control (as defined below), or upon the termination of this Agreement prior to the Termination Date for any reason other than as set forth in Section 6(a), all such stock options, and all other stock options previously granted by Employer to Executive, which are not then vested in accordance with their terms, shall fully vest and be fully exercisable. As used herein, a “Change in Control” shall be deemed to have occurred upon (a) the consummation of (w) the acquisition by any person or group of persons within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, of the beneficial ownership of a majority of the voting equity securities of Employer, (x) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which shares of Employer’s common stock would be converted into cash, securities or other property, other than a merger of Employer in which the holders of Employer’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer, or (z) a tender offer for the common stock of Employer (other than by Employer) for all, or a majority of, the common stock of Employer, or (b) the approval by the stockholders of Employer of any plan or proposal for the liquidation or dissolution of Employer.

(d) Automobile. In order to facilitate travel by Executive in the performance of his duties hereunder, Employer shall furnish Executive, at no expense to him, with an automobile owned or leased by Employer; provided, however, that the total cost to Employer for the related lease/purchase payments shall not exceed $1,000 per month. The manufacturer and type of such automobile shall be chosen by Executive. Employer shall reimburse Executive for all expenses of maintaining, insuring and operating such automobile upon the presentation of appropriate vouchers and/or receipts (to the extent that Employer does not pay such expenses directly). At the discretion of Executive, Employer shall, in lieu of furnishing Executive with an automobile owned or leased by Employer and paying all maintenance, insurance and operation expenses in connection therewith, reimburse Executive for all expenses he incurs in maintaining, insuring and operating one automobile owned or leased by Executive upon the presentation of appropriate vouchers and/or receipts (to the extent that Employer does not pay such expenses directly); provided, however, that the aggregate amount of such expenses subject to reimbursement shall not exceed $1,000 per month.

(e) Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided however, that Executive properly accounts therefor in accordance with Employer’s policy relating thereto. Without limiting the generality of the foregoing, and in order to facilitate Executive’s performance of his duties hereunder, the parties agree to the following: (i) any travel Executive undertakes in connection with the performance of his duties hereunder shall be in business class or better, and Employer shall reimburse Executive for such expenses, (ii) Employer shall reimburse Executive for mobile phone expenses incurred by him in performing services hereunder for an amount not to exceed $600 per month, and (iii) Employer shall provide Executive, for his use in the performance of his duties hereunder, with a computer, facsimile machine and other similar office equipment reasonably necessary to maintain an office from his residence, the aggregate cost of which shall not exceed $4,000 during any two-year period. Employer shall reimburse Executive for up to $4,000 of legal fees and expenses incurred by him in connection with the negotiation and preparation of this Agreement.

(f) Benefit Plans. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently available, or made available by Employer in the future, to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Employer shall not make any changes in any employee benefit plans or arrangements in effect on the date hereof or during the term of this Agreement in which Executive participates (including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health-and-accident plan or arrangement) which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of Employer and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of

Employer. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by Employer for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of calendar days in such calendar year during which he is so employed.

(g) Vacations, Holidays and Sick Leave. Executive shall be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by Employer from time to time for its senior executive officers, but not less than four weeks of vacation in any calendar year prorated in any calendar year during which Executive is employed under this Agreement for less than the entire such year. Vacation may be taken in Executive’s discretion, so long as it is not inconsistent with the reasonable business needs of Employer. Executive shall be entitled to accrue and carry over from year to year all vacation days not taken by him up to a maximum of eight weeks; provided, however, that Employee shall cease to accrue vacation at such time, and for as long as, his total accrued vacation is 12 weeks.

(h) Life Insurance. In accordance with the Prior Agreement, Employer currently maintains a life insurance policy on Employee, which has a death benefit of $5,000,000 and names a party or parties designated by Employee as the beneficiary thereunder. During the period that Executive is employed by Employer pursuant to this Agreement, subject to the limitation set forth in the last sentence of this paragraph, Employer shall continue to pay all premiums required to maintain such policy in force. If during the period that Executive is employed by Employer pursuant to this Agreement Employee in his discretion determines that it is necessary to replace such existing policy, Employer shall purchase a new life insurance policy from a carrier or carriers selected by Executive which has a death benefit of $5,000,000 and names a party or parties designated by Employee as the beneficiary thereunder. Notwithstanding the foregoing, if $5,000,000 of coverage is not available for a premium of $15,000 per annum or less, Employer be obligated to purchase the maximum coverage available at a total cost to Employer not to exceed $15,000 per annum.

(i) Unreimbursed Medical Expenses. During the term of his employment hereunder, Employer shall reimburse Executive for up to $10,000 in medical expenses incurred by Executive and his spouse that are not subject to payment or reimbursement pursuant to the terms of any medical plans maintained by Employer in which Executive is entitled to participate.

(j) Base Salary not Affected by Other Benefits. None of the benefits to which Executive is entitled under any of the provisions of Sections 3(b)-(i) hereof shall in any manner reduce or be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a) hereof.

4. Term of Employment. The employment by Employer of Executive pursuant hereto shall commence on the Effective Date and, subject to the provisions of Section 5 hereof, shall terminate on November 27, 2004 (the “Termination Date”).

5. Premature Termination. Anything in this Agreement contained to the contrary notwithstanding:

(a) Death. Executive’s employment hereunder shall terminate forthwith upon the death of Executive.

(b) Disability. Employer may terminate Executive’s employment hereunder in the event that the Board makes a good faith determination that Executive suffers from Disability so as to be unable substantially to perform his duties hereunder for (i) an aggregate of 180 calendar days during any 12-month period or (ii) 60 consecutive calendar days during any 12-month period. As used in this Agreement, the term “Disability” shall mean the material inability, in the opinion of the Board, of Executive to render the agreed-upon services to Employer due to physical and/or mental infirmity, which opinion is concurred in by a physician or psychiatrist selected by Executive or his duly appointed representative or guardian and reasonably acceptable to Employer.

(c) Termination by Employer for Cause. Employer may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate Executive’s employment hereunder upon (i) the continued failure by Executive substantially to perform his duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after demand for substantial performance is delivered by Employer specifically identifying the manner in which Employer believes Executive has not substantially performed his duties, (ii) the engaging by Executive in misconduct which is materially injurious to Employer, monetarily or otherwise, or (iii) the violation by Executive of the provisions of Section 8 hereof provided that such violation results in material injury to Employer. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have been offered an opportunity to be heard before the Board, and the Board shall have made a written determination, based on such hearing or otherwise, that, in the good faith opinion of the Board, Executive conducted, or failed to conduct, himself in a manner set forth above in clause (i), (ii) or (iii) of this Section 5(c), and specifying the particulars thereof in detail.

(d) Termination by Executive for Good Reason. Executive may terminate his employment hereunder (i) at any time, (ii) if his physical or mental health becomes impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished Employer with a written statement from a doctor or psychiatrist to such effect or (iii) at any time for Good Reason. As used herein, “Good Reason” shall mean the occurrence of any of the following (without Executive’s express written consent):

(1) the assignment to Executive by Employer (or its successor) of duties and responsibilities materially inconsistent with Executive’s duties and responsibilities with Employer immediately prior to such change, except in connection with the termination of his employment by Employer for Disability or Cause or as a result of Executive’s death or in connection with the termination of his employment by Executive other than for Good Reason; provided, however, that the assignment to Executive within six months following a Change of Control of a position lesser than that of Chief Executive Officer shall not in and of itself constitute Good Reason if Executive continues to have executive management responsibility for a business unit comparable in size to Employer;

(2) a reduction in Executive’s Base Salary as permitted by the last paragraph of Section 3(a) shall not in and of itself constitute Good Reason;

(3) any failure by Employer (or its successor) to continue to provide Executive with the opportunity to participate in benefit plans and arrangements providing benefits that are not materially less advantageous to Executive as those currently provided under the plans and arrangements of Employer in which Executive is participating; provided, however, that if the Board determines that Employer’s financial condition necessitates the imposition of a reduction in the benefit plans and arrangements applicable to all executive employees of Employer on a comparable basis, such reduction shall not in and of itself constitute Good Reason; or

(4) the relocation of the principal place of business of Employer (or its successor) to any place that is more than 50 miles from the location at which Executive performed Executive’s duties prior to the relocation, except for required travel by Executive on Employer’s business.

(e) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice Of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(f) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 5(b) hereof, thirty (30) calendar days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (iii) if Executive’s employment is terminated pursuant to Section 5(c) or 5(d) hereof, the date specified in the Notice of Termination, and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

(g) Orderly Transition. Upon the termination of Executive’s employment by Employer for any reason, and upon Employer’s request, Executive shall cooperate fully with Employer for purposes of the orderly transfer of his duties, responsibilities and any then pending work to such person or persons as may be designated by Employer. Executive shall, in addition, promptly return and deliver to Employer all materials and property which belong to Employer and which are in Executive’s possession, custody or control, including any personal computers in the possession of Executive that are furnished by Employer.

6. Payments and Benefits upon Early Termination.

(a) Early Termination by Employer for Death, Disability or Cause, or by Executive Without Good Reason. Upon the termination of this Agreement prior to the Termination Date by Employer as a result of Executive’s death or Disability or for Cause, or by Executive for any of the reasons set forth in Section 5(d)(i)-(ii) hereof, Employer shall pay Executive:

(i) his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, payable at the time such payments are due; and

(ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts or amounts due under any benefit plan of Employer accrued to the Date of Termination, at the time such payments are due.

(b) Early Termination by Executive for Good Reason or by Employer Other Than for Death, Disability or Cause. Upon the termination of this Agreement prior to the Termination Date either by Executive for Good Reason or by Employer for any reason other than as set forth in Section 6(a), Employer shall pay to Executive:

(i) an amount equal to the greater of (1) 150% of his Base Salary at the rate in effect at the time the Notice of Termination is given or (2) 100% of his Base Salary payable for the remaining term of this Agreement until the Termination Date at the rate in effect at the time Notice of Termination is given, in either case payable in a lump sum on the Date of Termination; and

(ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts or amounts due under any benefit plan of Employer accrued to the Date of Termination, at the time such payments are due.

(c) Other Severance Payments. Notwithstanding anything to the contrary in this Agreement, Employer hereby covenants and agrees that for so long as Executive serves as a director on the Board after the Date of Termination, Employer shall pay to Executive any compensation, commission or other benefits awarded to nonemployee directors of Employer, including but not limited to any stock or stock options.

7. Registration Rights.

(a) Piggyback Registration. If, at any time or from time to time, TMI/DE shall determine to register any of its securities, either for its own account or the account of security holders, other than a registration relating solely to employee benefit plans or a registration on Form S-4 relating solely to an SEC Rule 145 transaction, TMI/DE shall grant to Executive the “piggyback” registration rights set forth in Section 1.3 of the Registration Rights Agreement (the “Rights Agreement”), dated as of September 8, 2000, entered into by and between TDK USA Corporation and Sound Source Interactive, Inc. (now known as TDK Mediactive, Inc.) with respect to all of the common stock of TMI/DE held by or issuable to Executive pursuant to any option or other agreement between TMI/DE and Executive (collectively, the “Executive Securities”).

(c) Form S-3 Registration. TMI/DE hereby grants to Executive the S-3 registration rights set forth in Section 1.4 of the Rights Agreement with respect to Executive Securities, subject, however, to the limitations expressly set forth in such Section 1.4 of the Rights Agreement.

(d) Obligations of Executive. In consideration of the rights granted to Executive under this Section 7, Executive agrees to be bound by the obligations of a holder of

Registrable Securities under the Rights Agreement to the same extent and in the same manner as if he were a party thereto.

(e) Expenses of Registration. Executive shall have the rights set forth with respect to expenses of registration provided for under Section 1.5 of the Rights Agreement.

8. Nondisclosure; Noncompete.

(a) Confidential Information. During the term of this Agreement, and for two (2) years after Executive ceases to receive compensation hereunder, Executive shall not, to the detriment of Employer, knowingly use for his own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information received by Executive in the course of his employment or engagement in any capacity by another employer which relates to Employer or to any of the businesses operated by it, including, but not limited to, any customer lists, customer needs, price and performance information, specifications, hardware, software, devices, supply sources and characteristics, licenses and license terms, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to the business of Employer, and Executive confirms that such information constitutes the exclusive property of Employer. However, said restriction on confidential information shall not apply to information which is: (i) generally available in the industry in which Employer operates, (ii) disclosed in published literature, (iii) obtained by Executive from a third party that was not subject to any duty of confidentiality or nondisclosure with respect thereto, or (iv) required to be disclosed by applicable law or pursuant to a judicial or other government order, provided, however, that Executive shall provide Employer with prompt written notice prior to any such disclosure so that Employer may seek other legal remedies to maintain the confidentiality of such confidential information, and Executive shall fully comply with any applicable protective order or equivalent obtained by Employer relating thereto. Executive agrees that, except as otherwise expressly agreed to by Employer, he will return to Employer, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information.

(b) Noncompetition. During the term of his employment by Employer, Executive shall not engage, directly or indirectly (which includes, but is not limited to, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged), anywhere in the continental United States, in any business that is similar to or competitive with the business of Employer, including, but not limited to, the business of interactive educational computer software, other interactive computer software or console-based games based on licensed products from motion pictures and/or television shows; provided, however, that Executive’s ownership as a passive investor of less than five percent of the issued and outstanding stock of any publicly held corporation or partnership so engaged shall not by itself be deemed to constitute such engagement by Executive. Notwithstanding the foregoing, Executive may engage, directly or indirectly, in any capacity in any business activity involving music recording, music production, music publishing or music performance (the “Permitted Activities”), provided that his engaging in such Permitted Activities does not hinder, impede or impair (i) Executive’s performance of his duties under the Agreement or (ii) the devotion of substantially all of Executive’s time, effort and skill to the performance of his duties under this Agreement.

(c) Nonpredation. During the term of this Agreement, and for 24 months thereafter, Executive shall not directly or indirectly, disrupt, damage, impair or interfere with the business or operations of Employer or any of its dealings or relationships with any of its officers, employees or other third parties. Executive also agrees that for 24 months after the Termination Date, he will not directly or indirectly, (1) solicit the employment of or hire any employee of Employer, (2) attempt to persuade any employee to leave the employment of Employer or (3) attempt to disrupt or interfere with any business relationship between Employer and any licensor or customer of Employer that existed during the time of Executive’s employment by Employer.

(d) Remedies. Executive recognizes that the possible restrictions on his activities which may occur as a result of his performance of his obligations under this Section 8 are required for the reasonable protection of Employer and its investments, and Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of this Section 8, and that Employer, in addition to all other remedies at law or in equity, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 8 are held to be in any respect an unreasonable restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

(e) Nonexclusivity. The undertakings of Executive contained in Sections 8(a), 8(b) and 8(c) hereof shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

9. Successors; Benefits.

(a) Successors. Employer shall require any successor of Employer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this paragraph or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding anything to the contrary above, if this Agreement is assumed by a successor employer, then Employer itself shall be exonerated from its obligations hereunder.

(b) Benefits. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

10. Arbitration. Any controversy, dispute and/or claim in any manner arising out of or relating to this Agreement; the employment of Executive by Employer; the meaning, application and/or interpretation of this Agreement; any breach or claimed breach of this Agreement; any voluntary or involuntary termination of this Agreement and/or any voluntary or involuntary termination of Executive’s employment with or without good cause shall be settled solely by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment of any decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and Employer shall each pay the fees of his or its own attorneys, the expenses of his or its witnesses and all other expenses connected with presenting his or its case in arbitration. All other costs of arbitration, including, without limitation, the costs of any record or transcript of the arbitration proceedings, administrative fees, the fee of the arbitrator and all other fees and costs shall be borne by Employer. The arbitration shall take place in Los Angeles County, California.

The arbitration provisions set forth above in this Section 10 are intended by Executive and by Employer to be absolutely exclusive for any and all purposes whatsoever.

11. Miscellaneous Provisions.

(a) Federal Income Tax Withholding. Employer may withhold from any amounts payable under this Agreement all U.S. federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries or legal representatives without Employer’s prior written consent; provided, however, that nothing herein shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators or other legal representatives or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

(c) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(d) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between Employer (or any predecessor thereof) and Executive shall deemed reinstated as if this Agreement had not been executed.

(e) Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or three calendar days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Employer, to:	TDK Mediactive, Inc. 4373 Park Terrace Drive Westlake Village, CA 91361 Attn: Mr. Shin Tanabe

If to Executive, to:	Mr. Vincent J. Bitetti 776 Emerson Street Thousand Oaks, CA 91362

or to such other address as either party hereto shall have designated by like notice to the other party hereto (except that a notice of change of address shall only be effective upon receipt).

(g) Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

(h) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings of the parties hereto, oral and written, with respect to the subject matter hereof, including, but not limited to, the Prior Agreement, and any and all prior employment agreements between Employer and Executive.

(i) Applicable Law. This Agreement shall be governed by the laws of the State of California applicable to contracts made and to be wholly performed therein.

(j) Headings. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(k) Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER:

TDK MEDIACTIVE, INC., a Delaware corporation

Shin Tanabe

TDK MEDIACTIVE, INC., a California corporation

Shin Tanabe

EXECUTIVE:

Vincent J. Bitetti